Exhibit 11
                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS



                                                      First Quarter Ended
                                                  March 31,      March 31,
                                                      1996           1995
                                              ------------   ------------

Income from continuing operations             $ 31,410,000   $ 28,696,000
Discontinued operations
  Earnings from hotel operations, net                    -      9,604,000
  Spin-off transaction expenses, net                     -    (15,198,000)
                                              ------------   ------------
Net income                                    $ 31,410,000   $ 23,102,000
                                              ============   ============

Primary Earnings Per Share
Weighted average number of common
  shares outstanding                           102,597,657    102,138,377

  Common stock equivalents
    Additional shares based on
      average market price for
      period applicable to:
        Restricted stock                            53,002        199,635
        Stock options                              727,888        676,176
                                              ------------   ------------

Average number of primary common
  and common equivalent shares
  outstanding                                  103,378,547    103,014,188
                                              ============   ============

Primary earnings per common and
  common equivalent share
    Income from continuing operations         $       0.30   $       0.28
    Discontinued operations
      Earnings from hotel operations, net                -           0.09
      Spin-off transaction expenses,net                  -          (0.15)
                                              ------------   ------------

    Net income                                $       0.30   $       0.22
                                              ============   ============

Fully Diluted Earnings Per Share
Average number of primary common and
  common equivalent shares outstanding         103,378,547    103,014,188
    Additional shares based on
      period-end price applicable to:
        Restricted stock                             4,951              -
        Stock options                              161,102         67,557
                                              ------------   ------------

Average number of fully diluted
  common and common equivalent
  shares outstanding                           103,544,600    103,081,745
                                              ============   ============

Fully diluted earnings per common and
  common equivalent share
    Income from continuing operations         $       0.30   $       0.28
    Discontinued operations
      Earnings from hotel operations, net                -           0.09
      Spin-off transaction expenses, net                 -          (0.15)
                                              ------------   ------------

    Net income                                $       0.30   $       0.22
                                              ============   ============



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